Exhibit 16.1

[GHB LETTERHEAD]

October 17, 2008

United States Securities and Exchange Commission

Judiciary Plaza

450 Fifth Street N.W.

Washington, D.C. 20549

Dear Sir or Madam:

Re: Mesabi Trust

This letter is to confirm that Gordon Hughes & Banks, LLP, the former independent registered public accounting firm of Mesabi Trust, has read the disclosures included under Item 4.01 of Mesabi Trust’s Form 8-K report dated October 17, 2008.  We agree with the statements relating to our firm with respect to the change in Mesabi Trust’s independent registered public accounting firm.

Yours truly,

Gordon Hughes & Banks, LLP

By:	/s/ Peggy E. Jennings
Peggy E. Jennings, CPA
Director of Audit Services
Gordon Hughes & Banks, LLP
5299 DTC Boulevard, Suite 1000
Greenwood Village, CO 80111
Phone: (303) 770-5700
Fax: (303) 770-7581